Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation of our report dated March 17, 2006, except for Note 8 as to which the date is March 30, 2006, which report contains an explanatory paragraph relating to substantial doubt with respect to the Company’s ability to continue as a going concern, relating to the consolidated financial statements of StockerYale, Inc. for the years ended December 31, 2005 and 2004 included in this Form 10-KSB, into the Company’s previously filed Registration Statements on Form S-3 (File Nos. 333-109790, 333-109789, 333-114311, 333-114155, 333-83762, 333-67434, 333-50408, 333-39078, 333-119912, 333-121888, 333-122066, 333-129065, 333-60721 and 333-131353) and Form S-8 (File Nos. 333-65714, 333-39082, 333-39080, 333-60717, 333-14757, and 333-11991).

/s/ Vitale, Caturano & Company, Ltd.

VITALE, CATURANO & COMPANY, LTD.

March 30, 2005

Boston, Massachusetts